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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report, dated August 4, 2000 (except with respect to the matter discussed in Notes 4 and 13, as to which the date is August 29, 2000) included in Little Switzerland, Inc.'s Annual Report on Form 10-K for the year ended May 26, 2001, into the Company's previously filed Registration Statement on Form S-8 no. 33-46654 (filed on March 25, 1992), Registration Statement on Form S-8 No. 33-46656 (filed on March 25, 1992), Registration Statement on Form S-8 No. 33-73056 (filed on December 17, 1993), and Registration Statement of Form S-8 No. 33-15609 (filed on November 6, 1996).

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Boston, Massachusetts
September 6, 2001